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                                                                    Exhibit 4.12

                   LEARMONTH BURCHETT MANAGEMENT SYSTEMS PLC

                           1996 Equity Incentive Plan


1.   PURPOSE

     The purpose of this Equity Incentive Plan (the "Plan") is to advance the interests of Learmonth & Burchett Management Systems Plc (the "Company") by enhancing its ability to attract and retain employees who are in a position to make significant contributions to the success of the Company and its subsidiaries through ownership of the Company's ordinary shares or American Depositary Shares ("ADSs" and, collectively, "Shares").

     The Plan is intended to accomplish these goals by enabling the Company to grant awards in the form of Options ("Awards"), as more fully described below.

2.   ADMINISTRATION

     The Plan will be administered by a Committee (the "Committee") of the Board of Directors of the Company (the "Board") which shall consist of at least two directors. Each of the Committee members shall be a "Non-employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"). A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members.

     The Committee will have authority, not inconsistent with the express provisions of the Plan and in addition to other authority granted under the Plan, to (a) grant Awards at such time or times as it may choose (subject to Section 3); (b) determine the size of each Award, including the number of Shares subject to the Award; (c) determine the type or types of each Award (subject to Section 9); (d) determine the terms and conditions of each Award; (e) waive compliance by a Participant (as defined below) with any obligations to be performed by the Participant under an Award and waive any term or condition of an Award (subject to Section 9); (f) amend or cancel an existing Award in whole or in part (and if an Award is canceled, grant another Award in its place on such terms as the Committee shall specify), or settle any Award by paying the cash value of the Shares otherwise issuable, except that the Committee may not, without the consent of the holder of an Award, take any action under this clause with respect to such Award if such action would adversely affect the rights of such holder; (g) prescribe the form or forms of instruments that are required or deemed appropriate under the Plan, including any written notices and elections required of Participants, and change such forms from time to time; (h) adopt, amend and rescind rules and regulations for the administration of the Plan (subject to Section 9); and (i) interpret the Plan and decide any questions and settle all controversies and disputes that may arise in connection
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with the Plan.  Such determinations and actions of the Committee, and all other determinations and actions of the Committee made or taken under authority granted by any provision of the Plan, will be conclusive and will bind all parties. Nothing in this paragraph shall be construed as limiting the power of the Committee to make adjustments under Section 8.6.

3.   EFFECTIVE DATE AND TERM OF PLAN

     The Plan will become effective on the date on which it is approved by the shareholders of the Company. Grant of Awards under the Plan may be made prior to that date (but after board adoption of the Plan), subject to such approval of the Plan.

     No Award of an incentive stock option may be granted under the Plan after ten years from the date of shareholder approval but Awards previously granted may extend beyond that date. Furthermore, no Award may be granted under the Plan at a time when such grant would be prohibited by any applicable legislation, rules or regulations or by any code adopted by the Company governing dealings in Company shares or by United Kingdom insider dealing legislation.

4.   SHARES SUBJECT TO THE PLAN

     Subject to adjustment as provided in Section 8.6 below, the aggregate number of Shares reserved and available for Awards made under the Plan shall be 2,500,000 shares plus that number of Shares as may become available by reason of forfeiture of options outstanding as of August 2, 1996 under the Company's Executive Share Option Scheme. If any Award requiring exercise by the Participant for delivery of Shares terminates without having been exercised in full, the number of Shares as to which such Award was not exercised will be available for future grants.

     Shares delivered under the Plan will be authorized but unissued Shares. No fractional shares will be delivered under the Plan.

     The Committee may grant Awards exercisable for ordinary shares or ADSs as it may determine. Each ADS is equivalent to two (2) ordinary shares. Where an Award is exercisable for ADSs, references in the Plan to "Shares" shall refer to ADSs, except that any reference to a number of Shares shall refer to Ordinary Shares. The Committee may grant Awards to Participants who are residents of the United States of America only for ADSs.

5.   ELIGIBILITY AND PARTICIPATION

     Those eligible to receive Awards under the Plan ("Participants") will be persons currently or formerly in the employ of the Company or any of its subsidiaries ("Employees") and members of their families (except without limitation non-Employee (non-Executive) directors of the Company or a subsidiary of the Company) who, in the opinion of the Committee, made a significant contribution to the success of the Company or its subsidiaries or are in a position to do so. A "subsidiary" for purposes of the Plan will be a corporation in which the Company owns, directly or indirectly, stock or shares possessing 50% or more of the total combined voting power of all

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classes of stock or shares.

6.   TYPES OF AWARDS

     6.1  OPTIONS

     (a) Nature of Options. An Option is an Award entitling the recipient on exercise thereof to purchase Shares at a specified exercise price.

     Both "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") (any Option intended to qualify as an incentive stock option being hereinafter referred to as an "ISO"), and Options that are not incentive stock options, may be granted under the Plan. ISOs shall be awarded only to Employees.

     (b) Exercise Price. The exercise price of an Option will be determined by the Committee subject to the following:

          (1) The exercise price of an ISO shall not be less than 100% (110% in the case of an ISO granted to a ten-percent shareholder) of the fair market value/1/ of the Shares subject to the Option, determined as of the time the Option is granted. A "ten-percent shareholder" is any person who at the time of grant owns, directly or indirectly, or is deemed to own by reason of the attribution rules of Section 424(d) of the Code, Shares possession more than 10% of the total combined voting power of all classes of Shares of the Company or of its parent or subsidiary corporation.

          (2) In no case may the exercise price paid for Shares which is part of an original issue of authorized Shares be less than the par value per Share.

          (3) The Committee may not reduce the exercise price of an Option at any time after the time of grant unless the duration of such Option were limited to seven years.

     (c) Duration of Options. The latest date on which an Option may be exercised will be the tenth anniversary (fifth anniversary, in the case of an ISO granted to a ten-percent shareholder) of the day immediately preceding the date the Option was granted, or such earlier date as may have been specified by the Committee at the time the Option was granted.

     (d) Exercise of Options. An Option will become exercisable at such time or times, and on


----------------
/1/ "Fair market value" is generally understood to mean the price that an asset would bring by bona fide bargaining between well-informed buyers and sellers at the date of acquisition. Usually the fair market price would be the price at which bona fide sales have been consummated for assets of like type, quality, and quantity in a particular market at the time of acquisition.

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such conditions, as the Committee may specify. The Committee may at any time and from time to time accelerate the time at which all or any part of the Option may be exercised.

     Any exercise of an Option must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (1) any documents required by the Committee and (2) pay in full in accordance with paragraph (e) below for the number of Shares for which the Option is exercised.

     (e) Payment for Shares. Shares purchased on exercise of an Option must be paid for as follows: (1) in cash or by check (acceptable to the Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company, or (2) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (3) if so permitted by the instrument evidencing the Option (or in the case of an Option which is not an ISO, by the Committee on or after grant of the Option), by delivery of a promissory note of the Option holder to the Company, payable on such terms as are specified by the Committee, or (4) by any combination of the permissible forms of payment; provided that at least so much of the exercise price as represents the par value of such Shares must be paid other than by the Option holder's promissory note or personal check.

     (f) Discretionary Payments. If the market price of Shares subject to an Option exceeds the exercise price of the Option at the time of its exercise, the Committee may cancel the Option and cause the Company to pay in cash or in Shares (at a price per share equal to the fair market value per share) to the person exercising the Option an amount equal to the difference between the fair market value of the Shares which would have been purchased pursuant to the exercise (determined on the date the Option is canceled) and the aggregate exercise price which would have been paid. The Committee may exercise its discretion to take such action only if it has received a written request from the person exercising the Option, but such a request will not be binding on the Committee.

     6.2  Loans and Supplemental Grants.

     (a) Loans. The Company may make a loan to any Participant other than a Director of a U.K. Group Company ("Loan"), either on the date of or after the grant of any Award to such Participant. A Loan may be made either in connection with the purchase of Shares under the Award or with the payment of any Federal, state and local income tax with respect to income recognized as a result of the Award. The Committee will have full authority to decide whether to make a Loan and to determine the amount, terms and conditions of the Loan, including the interest rate (which may be zero), whether the Loan is to be secured or unsecured or with or without recourse against the borrower, the terms on which the Loan is to be repaid and the conditions, if any, under which it may be forgiven. However, no Loan may have a term (including extensions) exceeding ten years in duration.

     (b) Supplemental Grants.  In connection with any Award, Learmonth &
Burchett
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Management Systems, Inc. may at the time such Award is made or at a later date, provide for and grant a cash award to any employee who is a non-director Participant ("Supplemental Grant") not to exceed an amount equal to (1) the amount of any Federal, state and local income tax on ordinary income for which the Participant may be liable with respect to the Award, determined by assuming taxation at the highest marginal rate, plus (2) an additional amount on a grossed-up basis intended to make the Participant whole on or after-tax basis after discharging all the Participant's income tax liabilities arising from all payments under this Section 6. Any payments under this subsection (b) will be made at the time the Participant incurs Federal income tax liability with respect to the Award.

7.   EVENTS AFFECTING OUTSTANDING AWARDS

     7.1  Death.

     If a Participant dies, the following will apply:

     (a) All Options held by the Participant immediately prior to death, to the extent then exercisable, may be exercised by the Participant's executor or administrator or, if the Shareholder is not a citizen of the United Kingdom, by the person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution, at any time within the one year period ending with the first anniversary of the Participant's death (or such shorter or longer period as the Board may determine), and shall thereupon terminate. In no event, however, shall an Option remain exercisable beyond the latest date on which it could have been exercised without regard to this Section
7. Except as otherwise determined by the Committee, all Options held by a Participant immediately prior to death that are not then exercisable shall terminate at death.

     (b) Any payment or benefit under a Supplemental Grant to which the Participant was not irrevocably entitled prior to death will be forfeited and the Award canceled as of the time of death, unless otherwise determined by the Committee.

     7.2  Termination of Service (Other Than By Death).

     If a Participant who is an Employee ceases to be an Employee for nay reason other than death (such termination of the employment being herein referred to as a "Status Change"), the following will apply:

     (a) Except as otherwise determined by the Committee, and except as provided below, all Options held by the Participant that were not exercisable immediately prior to the Status Change shall terminate at the time of the Status Change. Any Options that were exercisable immediately prior to the Status Change will continue to be exercisable for a period of three months (or such longer period as the Committee may determine), and shall thereupon terminate, unless the Award provides by its terms for immediate termination in the event of a Status Change or unless the Status Change results from a discharge for cause which in the opinion of the Committee casts such discredit on the Participant as to justify immediate termination of the Award. In no event,
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however, shall an Option remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 7. For purposes of this paragraph, a Status Change shall not be deemed to have resulted by reason of (i) a sick leave or other bona fide leave of absence approved for purposes of the Plan by the Committee, so long as the Employee's right to reemployment is guaranteed either by statute or by contract, or (ii) a transfer of employment between the Company and a subsidiary or between subsidiaries, or to the employment of a corporation (or a parent or subsidiary corporation of such corporation) issuing or assuming an option in a transaction to which section 424(a) of the Code applies.

     (b) Any payment or benefit under a Supplemental Grant to which the Participant was not irrevocably entitled prior to the Status Change will be forfeited and the Award canceled as of the date of such Status Change unless otherwise determined by the Committee.

     (c) If a Status Change occurs following a "Change in Control" (as defined in Section 7.3), and if the Company's ordinary shares or ADSs are, following such change in control, traded on a major stock exchange or inter-dealer quotation system in the United Kingdom or United States (including the Nasdaq), any Options that were exercisable immediately before the Status Change will continue to be exercisable for the full period during which they could be exercised set forth in Section 6.1(c), except in the case of a sale of all or substantially all of the assets of the Company as set forth in Section 7.4

     7.3  Change of Control.

     In the event of a Change of Control, all outstanding Options shall become immediately exercisable in full. For the purposes of this plan, a "Change in Control" shall mean any of the following:

     (a) any Person or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934), other than the Company or any of its Affiliates, becomes a beneficial owner (within the meaning of Rule 13d-3 as promulgated under the Securities Exchange Act of 1934), directly or indirectly, of securities representing thirty percent (30%) or more of the total number of votes that may be cast for the election of directors of the Company;

     (b) there occurs any sale of all or substantially all of the assets of the Company;

     (c) within eighteen months after a tender offer or exchange offer for voting securities of the Company (other than by the Company) individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board;

     (d) proxies are solicited for voting securities of the Company by persons other than the Company or its Board and,within eighteen months thereafter, individuals who were directors of the Company immediately prior to such transaction cease to constitute a majority of the Board;

     (e) any Person or "group," other than the Company or any of its affiliates, obtains control
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of the Company in pursuance of a compromise or arrangement sanctioned by the court under Section 425 of the Companies Act 1985; or

     (f) any Person or "group," other than the Company or any of its affiliates, acquires all or the major part of the undertaking of the Company pursuant to a reorganization under Section 110 of the Insolvency Act 1986.

     (g) "Change in Control" shall not include a change in legal domicile or any sale, reorganization, compromise or arrangement or other transaction which the Board determines in its discretion acting in good faith to be effected in order to change the legal domicile of the Company or the holding company of the Company's group of companies and which leaves control of the Company substantially unaffected or control of the holding company in the same hands as control of the Company prior to such transaction.

     7.4  Sale of Assets.

     In the event of the sale of all or substantially all of the assets of the Company, all outstanding Options shall remain exercisable for a period of six months following such sale, or for such shorter period (but in no event less than 30 days) as may be provided in any plan of liquidation of the Company.

8.   GENERAL PROVISIONS

     8.1  Documentation of Awards.

     Awards will be evidence by such written instruments, if any, as may be prescribed by the Committee from time to time. Such instruments may be in the form of agreements to be executed by both the Participant and the Company, or certificates, letters or similar instruments, which need not be executed by the Participant but acceptance of which will evidence agreement to the terms thereof.

     8.2  Rights as a Shareholder, Dividend Equivalents.

     Except as specifically provided by the Plan, the receipt of an Award will not give a Participant rights as a Shareholder; the Participant will obtain such rights, subject to any limitations imposed by the Plan or the instrument evidencing the Award, upon actual receipt of Shares. However, the Committee may, on such conditions as it deems appropriate, provide that a Participant will receive a benefit in lieu of cash dividends that would have been payable on any or all Shares subject to the Participant's Award had such Shares been outstanding. Without limitation, the Committee may provide for payment to the Participant of amounts representing such dividends, either currently or in the future, or for the investment of such amounts on behalf of the Participant.

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     8.3  Conditions on Delivery of Shares

     The Company will not be obligated to deliver any Shares pursuant to the Plan or to remove restrictions from Shares previously delivered under the Plan
(a) until all conditions of the Award have been satisfied or removed, (b) until, in the opinion of the Company's counsel, all applicable Federal and state laws and regulations have been complied with, (c) if the outstanding Shares are at the time listed on any Shares exchange, until the Shares to be delivered have been listed or authorized to be listed on any such exchange upon official notice of notice of issuance, and (d) until all other legal matters in connection with the issuance and delivery of such Shares have been approved by the Company's counsel. If the sale of Shares has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition of exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Shares bear an appropriate legend restricting transfer.

     If an Award is exercised by the Participant's legal representative, the Company will be under no obligation to deliver Shares pursuant to such exercise until the Company is satisfied as to the authority of such representative.

     8.4  Tax Withholding.

     The Company will withhold from any cash payment made pursuant to an Award an amount sufficient to satisfy all Federal, state and local withholding tax requirements (the "withholding requirements").

     In the case of an Award pursuant to which Shares may be delivered, the Committee will have the right to require that the Participant or other appropriate person remit to the Company an amount sufficient to satisfy the withholding requirements, or make other arrangements satisfactory to the Committee with regard to such requirements, prior to the delivery of any Shares. If and to the extent that such withholding is require, the Committee may permit the Participant or such other person to elect at such time and in such manner as the Committee provides to have the Company hold back from the Shares to be delivered, or to deliver t the Company, Shares having a value calculated to satisfy the withholding requirements.

     If at the time an ISO is exercised the Committee determines that the Company could be liable for withholding requirements with respect to a disposition of the Shares received upon exercise, the Committee may require as a condition of exercise that the person exercising the ISO agree (a) to inform the Company promptly of any disposition (within the meaning of section 424(c) of the Code) of Shares received upon exercise, and (b) to give such security as the Committee deems adequate to meet the potential liability of the Company for the withholding requirements and to augment such security from time to time in any amount reasonably deemed necessary by the Committee to preserve the adequacy of such security.

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     8.5  Nontransferability of Awards.

     No Award may be transferred except by a non-U.K. Shareholder by will or by the laws of descent and distribution. During a Participant's lifetime, an Award requiring exercise may be exercised only by him or her (or in the event of the Participant's incapacity, the person or persons legally appointed to act on the Participant's behalf).

     8.6  Adjustments in the Event of Certain Transactions.

     (a) In the event of a Shares dividend, Shares split or combination of Shares, recapitalization or other change in the Company's capitalization, or other distribution to ordinary Shareholders other than normal cash dividends, after the effective date of the Plan, the Board will make any appropriate adjustments to the maximum number of Shares that may be delivered under the Plan under Section 4 above.

     (b) In any event referred to in paragraph (a), the Board will also make any appropriate adjustments to the number, class and denomination of Shares or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to awards and any other provision of Awards affected by such change. The Board may also make such adjustments to take in account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if it is determined by the Board that adjustments are appropriate to avoid distortion in the operation of the Plan.

     (c) An adjustment under paragraph (a) may have the effect of reducing the exercise price paid for Shares to less than the par value of such Share, but only if and to the extent that the Committee shall be authorized by the board to capitalise from the reserves of the Company a sum equal to the amount by which the par value of each Share in respect of which the Option is exercised and which is to be allotted pursuant to such exercise exceeds the price at which the same may be subscribed for and to apply such sum in paying up such amount on such Share; and so that on exercise of any Option in respect of which such a reduction shall have been made the Committee shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

     8.7  Employment Rights, Etc.

     Neither the adoption of the Plan nor the grant of Awards will confer upon any person any right to continued retention by the Company or any subsidiary as an Employee or otherwise, or affect in any way the right of the Company or subsidiary to terminate an employment, service or similar relationship at any time. Except as specifically provided by the Board in any particular case, the loss of existing or potential profit in Awards granted under the Plan will not constitute an element of damages in the event of termination of an employment, service or similar relationship even if the termination is in violation of an obligation of the Company to the Participant.
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     8.8  Deferral of Payments

     The Board may agree at any time, upon request of the Participant, to deter the date on which any payment under an Award will be made.

     8.9  Past Services as Consideration.

     Where a Participant purchases Shares under an Award for a price equal to the par value of the Shares, the Board may determine that such price has been satisfied by past services rendered by the Participant.

9.   EFFECT, DISCONTINUANCE, CANCELLATIONS, AMENDMENT AND TERMINATION

     Neither adoption of the Plan nor the grant of awards to a Participant will affect the Company's right to grant to such Participant Awards that are not subject to the Plan or to adopt other plans or arrangements under which Shares are issued to Employees.

     The Board may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards, provided that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the Shareholders of the Company, effectuate a change for which Shareholder approval is required under the United Kingdom listing rules or in order for the Plan to continue to qualify for the award of ISOs under Section 422 of the Code and to continue to qualify under Rule 16b-3 promulgated under
Section 16 of the 1934 Act. Among other matters, such amendment restrictions pertain to the identity of Participants, the limits on Shares available under the Plan, the individual limits on Shares available for any one Participant, the basis for determining a Participant's entitlement to and the terms of any benefit to be provided and the adjustment of such benefits to take account of variations in share capital. Shareholder approval would not be required for minor amendments to benefit the administration of the Plan or to take into account a change in legislation or to obtain or maintain favorable tax, exchange control or regulatory treatment for Participants or the Company.